UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2021

Harsco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania		17011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (717) 763-7064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1.25 per share	HSC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Amendment No. 7 to Third Amended and Restated Credit Agreement

On March 10, 2021, Harsco Corporation (the “Company”) entered into Amendment No. 7 to Third Amended and Restated Credit Agreement (“Amendment No. 7”) which amends the Company’s Third Amended and Restated Credit Agreement, dated as of November 2, 2016 (as the same has been amended, supplemented or otherwise modified prior to March 10, 2021, and as further amended by Amendment No. 7, the “Senior Secured Credit Facility”), with Citibank, N.A., as administrative agent and as collateral agent, the lenders party thereto, and the other parties thereto.

Amendment No. 7 amended the Company’s existing $700 million revolving credit facility under the Senior Secured Credit Facility (the “Revolving Credit Facility”; and the loans thereunder, the “Revolving Credit Loans”) to extend the maturity date of the Revolving Credit Facility to March 10, 2026, and to increase certain levels set forth in the total net leverage ratio covenant. The interest rate applicable to the Revolving Credit Loans bears interest at a rate, depending on total net leverage, ranging from 50 to 150 basis points over base rate or 150 to 250 basis points over LIBOR, subject to a zero floor. Under the Revolving Credit Facility, the Company’s total net leverage is capped at 5.75x of consolidated adjusted EBITDA through the end of 2021; the maximum total net leverage ratio is reduced quarterly thereafter, reaching 4.0x for the first quarter in 2023.

In addition, Amendment No. 7 establishes a new term loan facility under the Senior Secured Credit Facility (the “New Term Loan Facility”; the loan thereunder, the “New Term Loan”) in an aggregate principal amount of $500 million. The New Term Loan is established as an additional tranche of term loan under the Senior Secured Credit Facility and, other than certain terms described below and in the Senior Secured Credit Facility, is subject to the same terms as are applicable to the other tranches of loans under the Senior Secured Credit Facility. The New Term Loan bears interest at a rate per annum of 1.25% over base rate, subject to a zero floor, and 2.25% over LIBOR, subject to a 0.50% floor. The New Term Loan is subject to quarterly amortization of principal of 0.25% (beginning on September 30, 2021). The proceeds of the New Term Loan Facility were used (a) to repay in full the outstanding term loan A and term loan B under the Senior Secured Credit Facility, which were due on June 28, 2024 and December 8, 2024, respectively. The New Term Loan matures on March 10, 2028, or earlier, on the date that is 91 days prior to the maturity date of the Company’s 5.75% Senior Notes due 2027 if such Senior Notes are outstanding or have not been refinanced at such time. The New Term Loan is not subject to financial maintenance covenants, including the total net leverage ratio covenant described above.

The foregoing description of Amendment No. 7 is qualified in its entirety by reference to the actual terms of the agreement. A copy of Amendment No. 7 is attached as Exhibit 10.1 hereto, and is incorporated by reference herein.

Certain of the agents and lenders providing funding or other services under the Senior Secured Credit Facility, as well as certain of their affiliates, have, from time to time, provided various financial advisory, commercial and investment banking services to the Company and/or its affiliates for which they have received customary fees and commissions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure above under Item 1.01 of this Current Report on Form 8-K is also responsive to Item 2.03 of this Current Report on Form 8-K and is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD

On March 10, 2021, the Company issued a press release announcing the entry into Amendment No. 7 to the Company’s Senior Secured Credit Facility. A copy of the press release is being furnished herewith as Exhibit 99.1.

The information is being furnished in this report and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 7 to Third Amended and Restated Credit Agreement, dated March 10, 2021, among Harsco Corporation, the subsidiaries of the Company party thereto, Citibank N.A., as administrative agent and collateral agent, and the lenders party thereto.

99.1	Press Release, dated March 10, 2021

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: March 10, 2021		/s/ Russell C. Hochman
	Name:	Russell C. Hochman
	Title:	Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary